Exhibit 99.1

Brandywine West, 1521 Concord Pike, Suite 301 Wilmington, DE 19803

N E W S  R E L E A S E

FOR IMMEDIATE RELEASE	CONTACT: Elise A. Garofalo Director of Investor Relations 302-778-8227

GrafTech Reports 2004 First Quarter Results

        Wilmington, DE – April 22, 2004 – GrafTech International Ltd. (NYSE:GTI) today announced financial results for the first quarter ended March 31, 2004.

1st Quarter Overview

o	Net income was breakeven vs. a net loss of $9 million, or ($0.16) per diluted share, for 1Q 03.

o	Net income before special items was $8 million, or $0.09 per diluted share. Special items included a $1 million (before and after tax) restructuring charge, a $1 million (before and after tax) antitrust reserve adjustment and $13 million ($8 million after tax) of other expense, net. Net income before special items of $0.09 per diluted share also excludes $3 million ($2 million after tax) of accelerated interest benefits from interest rate risk management activities related to the reduction of $43 million of senior notes outstanding. Net income was $1 million, or $0.01, per diluted share before similar items in 1Q 03. (See attached reconciliation of earnings per share.)

o	Other expense, net, of $13 million includes a $5 million non cash loss from changes in currency exchange rates on euro-denominated intercompany loans, a $6 million ($5 million non cash) loss on the reduction of senior notes outstanding and a $2 million non cash charge for the mark-to-market on interest rate caps.

o	EBITDA was $18 million ($31 million before $13 million of other expense, net, explained above) vs. $27 million ($23 million before $4 million of other income, net) in 1Q 03. (See attached reconciliation.)

o	Net sales increased over 15%, to $197 million, vs. 1Q 03. Graphite electrode sales volume increased 8%, to 50.6 thousand metric tons, vs. 1Q 03 and average sales revenue per metric ton increased 9% to $2,485 from $2,272 in 1Q 03, including the impact of net changes in currency exchange rates.

o	Electronic Thermal Management (ETM) sales were $2 million, approximately the same as all of 2003.

o	Gross profit increased 15%, to $45 million, vs. 1Q 03. Gross margin was 22.8% vs. 23.0% in 1Q 03.

o	Net debt at March 31, 2004 was $613 million vs. $483 million at December 31, 2003. (See attached reconciliation of net debt.) GTI raised $225 million of gross proceeds from its 1.625 percent convertible senior debenture offering during 1Q 04, and used the proceeds to refinance higher cost legacy obligations and accounts receivable factoring facilities. GTI also exchanged equity for $35 million of senior notes and repurchased for cash $8 million of senior notes during 1Q 04. GTI had $66 million of cash and cash equivalents at March 31, 2004 as compared to $34 million at December 31, 2003.

        Craig Shular, Chief Executive Officer of GTI, commented, “Demand for graphite electrodes remains strong. In the first quarter, average graphite electrode sales revenue per metric ton increased 9 percent year over year and sales volume increased 8 percent year over year. However, upward pressure on costs for energy and petroleum-based raw materials has continued and our cost savings efforts have not yet mitigated these increases. During the quarter, we also experienced some unplanned downtime due to an outage of certain graphitizing equipment at our manufacturing facility in Brazil which resulted in approximately 3,000 metric tons of lost graphite electrode production and approximately $2 million of higher graphite electrode costs.”

        “The graphite electrode market remains tight, all of our graphite electrode manufacturing facilities, including Brazil, are currently running at capacity and we remain sold out. Average graphite electrode sales revenue per metric ton for our graphite electrodes increased in the quarter to $2,485 from an average of $2,344 in 2003, approximately half of which was due to the positive impact of net changes in currency exchange rates. Our ETM business continues to gain traction with first quarter net sales of $2 million, which were double 2003 fourth quarter net sales.”

Synthetic Graphite Line Of Business

(Graphite electrodes, cathodes and advanced synthetic graphite materials)

        The synthetic graphite line of business had net sales of $174 million in the 2004 first quarter, 16 percent higher than $149 million in the 2003 first quarter. The increase was mainly due to higher prices and sales volume of graphite electrodes. The average sales revenue per metric ton of graphite electrodes was $2,485 in the 2004 first quarter as compared to an average of $2,272 in the 2003 first quarter. Approximately half of the increase in price was due to the positive impact of net changes in currency exchange rates. Graphite electrode sales volume was 50.6 thousand metric tons in the 2004 first quarter, 8 percent higher than in the 2003 first quarter due to higher demand from the strengthening global steel industry, particularly in Asia.

        Gross profit for the synthetic graphite line of business was $41 million in the 2004 first quarter, 20 percent higher than in the 2003 first quarter. The increase in gross profit was primarily due to higher graphite electrode net sales. The increase was partially offset by higher graphite electrode costs due to continued upward pressures on raw material costs, particularly petroleum-based raw materials and energy, and the equipment outage at our manufacturing facility in Brazil. The increase in gross profit was also partially offset by the negative impact of net changes in currency exchange rates, in particular the appreciation of the Brazilian Real (approximately 22%) and the South African Rand (approximately 25%) in relation to the US dollar in the 2004 first quarter as compared to the 2003 first quarter. Gross margin was 23.5 percent in the 2004 first quarter as compared to 22.7 percent in the 2003 first quarter.

Other Lines Of Business

(Natural graphite (AET) and advanced carbon materials lines of business – Note that this segment has been restated for prior periods to exclude GTI’s composite tooling business that was sold in June 2003.)

        Net sales for GTI’s other businesses totaled $23 million for the 2004 first quarter as compared to $21 million in the 2003 first quarter, with net sales improvements in both businesses. Gross profit was $4 million, or 17.6 percent of net sales in the 2004 first quarter as compared to $5 million, or 25.0 percent of net sales, in the 2003 first quarter. The 2003 first quarter benefited from one time, higher priced emergency refractory orders. In addition, the 2004 first quarter was negatively impacted by higher distribution costs in the advanced carbon materials business driven by the timing of customer orders. ETM sales were $2 million in the 2004 first quarter as compared to less than a half a million dollars in the 2003 first quarter.

        Electronic Thermal Management Highlights include:

o	GTI’s eGraf® thermal spreader product is being utilized in the Sony x505, the thinnest and lightest laptop sold in the marketplace today, weighing less than 2 pounds. Using eGraf as the sole thermal solution, the Sony x505 is the first, latest generation laptop that does not require a heat pipe, fan or even air vents. GTI’s spreader was critical to the successful design of this laptop.

o	GTI’s eGraf® thermal spreader product has been approved and is being used in the Panasonic Y2 laptop computer.

Corporate

        Selling, general and administrative and research and development expenses were $23 million in the 2004 first quarter as compared to $24 million in the 2003 first quarter.

        Other expense, net, of $13 million in the 2004 first quarter included a $5 million non-cash loss from changes in currency exchange rates on euro-denominated intercompany loans, a $6 million ($5 million non cash) loss from the reduction of $43 million of senior notes outstanding and a $2 million charge for the mark-to-market on interest rate caps. Other income, net, of $4 million in the 2003 first quarter was primarily due to currency exchange benefits associated with euro-denominated intercompany loans, which were partially offset by other expenses including a $1 million charge for the mark-to-market on interest rate caps.

        Interest expense was $7 million in the 2004 first quarter. Interest expense was positively impacted by $3 million from accelerated interest benefits from interest rate risk management activities associated with the exchanges of equity for senior notes and repurchases for cash of senior notes. Interest expense is expected to be approximately $9 million in the 2004 second quarter and approximately $35 million for the year 2004. GTI also had $1 million of interest income in the 2004 first quarter due to interest earned on cash proceeds from the convertible senior debenture offering and interest earned on the provisional payment made to the EU in February 2004.

        The effective tax rate for the 2004 first quarter was 35 percent. GTI estimates that the effective tax rate for the full year 2004 will be approximately 35 percent.

        GTI exchanged approximately 3.2 million shares of common stock for $35 million principal amount of senior notes, plus accrued interest, and repurchased for cash $8 million principal amount of senior notes, plus accrued interest, in the 2004 first quarter. These transactions accelerated $3 million of interest benefits from interest rate risk management activities during the quarter and also resulted in a loss of approximately $6 million (included in other expense, net, $5 million of which is non cash) because the price of the senior notes exceeded par. These transactions were based on prevailing market prices during the quarter and, excluding the non-recurring impacts above, are accretive to earnings.

        Net debt was $613 million at March 31, 2004 as compared to $483 million at December 31, 2003. The increase in net debt was primarily associated with GTI’s $225 million 1.625 percent convertible senior debenture offering in January 2004. GTI used these proceeds to make a provisional payment of $71 million to the EU, to repay $21 million of term loans outstanding under its senior-secured bank credit facility and to reduce its higher cost factoring of accounts receivable by $41 million in the 2004 first quarter. The resulting net cash used in operations in the 2004 first quarter was $154 million, which included the EU provisional payment and the reduction in the factoring of accounts receivable previously mentioned, as well as a $14 million pension plan contribution and $13 million of restructuring payments. Net cash flow from operations is expected to be positive for the remainder of 2004.

Outlook

        Mr.  Shular continued, “Our team’s efforts are directed toward offsetting the escalation in our energy and raw material input costs and delivering on our cost savings program. We have projects scheduled and underway, including detailed plant productivity programs, global initiatives to centralize work processes and spend reduction initiatives, that support our cost savings targets.”

        “In addition, we continue to leverage our unique, global manufacturing network. Building on the success at our Monterrey, Mexico plant, we have de-bottlenecking projects underway that will increase our annual graphite electrode production capacity to 230,000 metric tons by the end of 2004. With the completion of these projects, our plant in Pamplona, Spain will be the largest graphite electrode plant in Europe with 55,000 metric tons of capacity, second in the world only to our plant in Monterrey, Mexico.”

        “In the electronic thermal management market, we continue to deliver innovative solutions to our customers who are experiencing strong growth in their end markets. We are pleased with our continued progress at targeted accounts and are hiring additional personnel in sales, marketing and R&D to support our accelerating growth. We plan on updating our annual revenue guidance for this business in July. “

        “For the 2004 second quarter, we expect graphite electrode sales volume to be about 55,000 metric tons. We also expect the impact of higher energy and petroleum-based raw material costs to continue in the second quarter. As a result, we expect earnings per share in the 2004 second quarter to be between $0.12-$0.15 per share.”

        “We expect annual earnings, excluding restructuring charges, antitrust reserve adjustment and other expense, net, to be in the range of $0.55 — $0.65 per share.”

        In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. EDT. The dial-in number is 800-240-2134 for domestic and 303-262-2190 for international. If you are unable to listen to the live call, the call will be archived and available for replay within one day of the original broadcast on our website at www.graftech.com under the Investor Relations section.

        GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in about 60 countries engaged in the manufacture of steel, aluminum, silicon metal, automotive products and electronics.

NOTE ON FORWARD-LOOKING STATEMENTS:   This news release and any related calls or discussions may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about such matters as: future production and sales of products that incorporate our products or that are produced using our products; future prices and sales of and demand for our products; future operational and financial performance of various businesses; strategic plans; impacts of regional and global economic conditions; interest rate management activities; corporate and business projects; legal matters; consulting projects; potential offerings, sales and other actions regarding debt or equity securities; and future asset sales, costs, working capital, revenues, business opportunities, values, debt levels, cash flows, cost savings and reductions, margins, earnings and growth. We have no duty to update these statements. Actual future events and circumstances (including future performance, results and trends) could differ materially from those set forth in these statements due to various factors. These factors include: the possibility that global or regional economic conditions or end market conditions for our products may not improve or may worsen; the possibility that anticipated additions to capacity for producing steel in electric arc furnaces may not occur or that increases in graphite electrode manufacturing capacity may occur; the possibility that increased production of steel in electric arc furnaces may not result in stable or increased demand for or prices or sales volumes of graphite electrodes; the possibility that economic or technological developments may adversely affect growth in the use of graphite cathodes in lieu of carbon cathodes in aluminum smelting; the possibility that anticipated additions to aluminum smelting capacity using graphite cathodes may not occur or that increased production of graphite cathodes by competitors may occur; the possibility that increased production of aluminum may not result in stable or increased demand for or prices or sales volume of graphite cathodes; the possibility that actual graphite electrode prices in 2004 may be different than current spot prices; the possibility of delays in or failure to achieve widespread commercialization of fuel cells which use our products or that manufacturers of such fuel cells may obtain those products from other sources; the possibility of delays in or failure to achieve successful development and commercialization of new or improved products; the possibility of delays in meeting or failure to meet contractually specified or other product development milestones or delays in expanding or failure to expand our manufacturing capacity to meet growth in demand, if any; the possibility that we may be unable to protect our intellectual property or may infringe the intellectual property rights of others; the occurrence of unanticipated events or circumstances relating to antitrust investigations or lawsuits or to lawsuits initiated by us against our former parents; the possibility that expected cost savings will not be fully realized; or that anticipated asset sales may be delayed or may not occur or result in anticipated proceeds; the possibility that the anticipated benefits from corporate realignment or organizational refinements may be delayed or may not occur or that our provision for income taxes and effective income tax rate may fluctuate significantly; the occurrence of unanticipated events or circumstances relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, labor relations, or raw material or energy supplies or cost; the possibility that changes in market prices of our common stock or senior notes may affect our plans regarding de-leveraging or debt reduction activities; changes in interest or currency exchange rates, in competitive conditions or in inflation; the possibility of failure to satisfy conditions or milestones to, or occurrence of breach of terms of, our strategic alliances; the possibility of changes in the appropriation of government funds or the failure to satisfy eligibility conditions to government grants; the possibility that changes in financial performance may affect our compliance with financial covenants or the amount of funds available for borrowing under our revolving credit facility; the possibility that we may not achieve the earnings estimates that we provide as guidance from time to time; and other risks and uncertainties, including those detailed in our filings with the SEC, as well as future decisions by us. References to spot prices for graphite electrodes mean prices under individual purchase orders (not part of an annual or other extended purchase arrangement) for near term delivery for use in large steel melting electric arc furnaces (as distinct from, for example, a ladle furnace or a furnace producing non-ferrous metals). Except as otherwise specifically noted, references to future cost savings are based on assumptions and are subject to limitations detailed in our filings with the SEC. The statements in this news release or any related discussions or calls shall not be deemed to constitute an admission as to any liability in connection with any claim or lawsuit. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities. References to street or analyst earnings estimates mean those published by First Call, a service of the Thomson Financial Network.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions, except per share data)
(Unaudited)

	December 31, 2003	March 31, 2004
Assets
Current Assets:
Cash and cash equivalents	$34	$66
Accounts and notes receivable, net	126	163
Inventories:
Raw materials and supplies	47	54
Work in process	123	124
Finished goods	34	38

	204	216
Prepaid expenses and other current assets	24	20

Total current assets	388	465
Property, plant and equipment	1,032	1,030
Less: accumulated depreciation	(691)	(695)

Net property, plant and equipment	341	335
Deferred income taxes	176	168
Goodwill	20	20
Other assets	42	43

Total assets	$967	$1,031

Liabilities and Stockholders' Deficit
Current Liabilities:
Accounts payable	$98	$87
Short-term debt	1	2
Accrued income and other taxes	31	17
Other accrued liabilities	164	68

Total current liabilities	294	174

Long-term debt:
Principal value	516	677
Fair value adjustments for hedge instruments	14	23
Unamortized bond premium	4	2

Total long-term debt	534	702

Other long-term obligations	193	161
Deferred income taxes	43	43
Minority stockholders' equity in consolidated entities	31	31
Commitments & contingencies
Stockholders' Deficit:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	-	-
Common stock, par value $.01, 150,000,000 shares authorized, respectively at December 31, 2003 and March 31, 2004
96,402,287 shares issued at December 31, 2003 and
100,195,364 shares issued at March 31, 2004	1	1
Additional paid-in capital	893	941
Accumulated other comprehensive loss	(286)	(286)
Accumulated deficit	(644)	(644)
Less: cost of common stock held in treasury, 2,451,035 shares at December 31, 2003 and March 31, 2004	(86)	(86)
Less: cost of common stock held in employee benefit trusts, 503,232 shares at December 31, 2003 and March 31, 2004	(6)	(6)

Total stockholders' deficit	(128)	(80)

Total liabilities and stockholders' deficit	$967	$1,031

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2003	2004
Net Sales	$170	$197
Cost of Sales	131	152

Gross Profit	39	45
Research and development	3	2
Selling, administrative and other expenses	21	21
Other (income) expense, net	(4)	13
Restructuring charges	19	1
Antitrust investigations and related lawsuits and claims	-	1
Interest expense	14	7
Interest (income)	-	(1)

	53	44

Income (loss) before provision for income taxes and minority stockholders' share of income	(14)	1
Provision (benefit) for income taxes	(4)	1
Minority stockholders’s share of income	-	-

Loss from continued operations	(10)	-
Income from discontinued operations
(less applicable income tax expense)	1	-

Net loss	$(9)	$-

Basic income (loss) per common share:
Loss from continuing operations	$(0.17)	$-
Income from discontinued operations	0.01	-

Net Income (loss)	$(0.16)	$-

Weighted average common shares outstanding (in thousands)	56,621	93,866

Diluted income (loss) per common share:
Loss from continuing operations	$(0.17)	$-
Income from discontinued operations	0.01	-

Net Income (loss)	$(0.16)	$-

Weighted average common shares outstanding (in thousands)	56,621	93,866

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2003	2004
Cash flow from operating activities:
Net income (loss)	$(9)	$-
Income from discontinued operations	1	-

Income (loss) from continuing operations	(10)	-
Non-cash charges to net income (loss):
Depreciation and amortization	7	9
Deferred income taxes	(5)	12
Antitrust investigations and related lawsuits and claims	-	1
Restructuring charge	19	1
Loss on exchange of common stock for senior notes	-	5
Interest expense	-	(3)
Fair value adjustments on interest rate caps	1	2
Other non-cash charges (credits), net	(16)	1
*(Increase) decrease in working capital	(19)	(166)
Long-term assets and liabilities	(2)	(16)

Net cash used in operating activities from continued operations	(25)	(154)

Net cash provided by operating activities from discontinued operations	1	-

Net cash used in operating activities	(24)	(154)

Cash flow from investing activities:
Capital expenditures	(9)	(10)
Proceeds from sale of derivative instruments	-	1

Net cash used in investing activities	(9)	(9)

Cash flow from financing activities:
Short-term debt borrowings (reductions), net	(6)	1
Revolving credit facility borrowings (reductions), net	35	-
Long-term debt borrowings	-	225
Long-term debt reductions	-	(29)
Proceeds (payments) from sale of interest rate swap	10	-
Purchase of interest rate caps	(4)	-
Proceeds from exercise of stock options	-	5
Financing costs	-	(7)
Dividends paid to minority stockholders	(4)	-

Net cash provided by financing activities	31	195

Net (increase) decrease in cash and cash equivalents	(2)	32
Effect of exchange rate changes on cash and cash equivalents	-	-
Cash and cash equivalents at beginning of period	11	34

Cash and cash equivalents at end of period	$9	$66

Supplemental disclosures of cash flow information:
Net cash paid during the periods for:
Interest expense	25	18
Income taxes	1	2
Non-cash operating, investing and financing activities:
Exchange of common stock for senior notes which decreases long-term debt and increases stockholders' equity	$-	$35
*Net change in working capital due to the following components:
(Increase) decrease in current assets:
Notes and accounts receivable	11	5
Reduction in factoring of accounts receivable	2	(41)
Inventories	(9)	(12)
Prepaid expenses and other current assets	1	1
Decrease in accounts payable and accruals	(19)	(35)
Antitrust investigations and related lawsuits and claims, net	(4)	(71)
Restructuring payments	(1)	(13)

Increase in working capital	$(19)	$(166)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
SEGMENT DATA SUMMARY
(Dollars in millions)
(Unaudited)

	Three Months Ended
	March 31, 2003	December 31, 2003	March 31, 2004
NET SALES:
Synthetic Graphite	$149	$173	$174
Other	$21	$15	$23

Total	$170	$188	$197

COST OF SALES:
Synthetic Graphite	$115	$132	$133
Other	$16	$11	$19

Total	$131	$143	$152

GROSS PROFIT:
Synthetic Graphite	$34	$41	$41
Other	$5	$4	$4

Total	$39	$45	$45

GROSS PROFIT MARGIN:
Synthetic Graphite	22.7%	24.3%	23.5%
Other	25.0%	18.9%	17.6%
Combined	23.0%	23.8%	22.8%

        NOTE ON SEGMENT DATA: The “Other” segment has been restated for prior periods to exclude GTI’s composite tooling business that was sold in June 2003.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions, except per share data)
(Unaudited)

Net Income (Loss) and Earnings Per Share Reconciliation

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2004

Net income (loss) [($0.16) and ($0.00) per diluted share, respectively]	$(9)	$-
Adjustments, net of tax:
Restructuring	12	1
Antitrust reserve adjustment	-	1
Income (loss) excluding adjustments [$0.05 and $0.02 per diluted share, respectively]	$3	$2

Plus: Other (income) expense, net, net of tax	(2)	8

Income (loss) excluding restructuring, impairment, antitrust reserve adjustment and other (income) expense, net [$0.01 and $0.11 per diluted share, respectively]	$1	$10

Less: Interest benefit from accelerated amortization of gains on interest rate swaps, net of tax	-	2

Income (loss) excluding restructuring, impairment, antitrust reserve adjustment and other (income) expense, net and interest benefit from accelerated amortization of gains on interest rate swaps [$0.01 and $0.09 per diluted share, respectively]	$1	$8

        NOTE ON RECONCILIATION OF EARNINGS DATA:   Income (loss) excluding the items mentioned above is a non-GAAP financial measure that GTI calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI believes that the excluded items are not primarily related to core operational activities. GTI believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. GTI’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

        NOTE ON RECONCILIATION OF EARNINGS, EBITDA AND NET DEBT GUIDANCE DATA:   Earnings, EBITDA and net debt guidance is provided on a GAAP basis assuming no change in interest rates or currency exchange rates and excluding other (income) expense, net. GTI does not forecast changes in interest or currency rates. Changes in these rates can affect such items as net sales and cost of sales (in each case as translated into dollars), interest expense due to variable interest rates on a portion of GTI’s debt, and other (income) expense, net, due to translation of currency gains and losses on intercompany loans or mark-to-market adjustments on interest rate swaps and caps. GTI may record restructuring charges of about $6 million, before tax, over the next 12 months; however, it cannot forecast the amount for any specific quarter or year. To the extent that an item, that would be excluded, has been recorded in a prior period and that prior period is included in a forecast period, the recorded item is reflected for the entire forecast period at the same amount at which it was recorded in the prior period. In addition, earnings, EBITDA and net debt guidance is subject to the risks and uncertainties described under the Note on Forward-Looking Statements.

        Earnings outlook for 2004 is based upon 96.4 million weighted average shares outstanding for the 2004 full year and 97.2 million weighted average shares outstanding for the 2004 second quarter. These shares exclude the impact of stock options and convertible senior debentures that may increase shares outstanding for the periods forecasted due to exercise or conversion or due to changes in share price.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)

EBITDA Reconciliation

	Q1 2003	Q4 2003	Q1 2004
Net income (loss)	$(9)	$(28)	$-
Add back:
Minority stockholders’ share of income	-	-	-
Provision for (benefit from) income taxes	(4)	3	1
Depreciation and amortization	7	9	9
Interest expense	14	9	7
Interest income	-	-	(1)
Antitrust investigations and related lawsuits and claims	-	32	1
Restructuring & charges and impairment losses	19	7	1
EBITDA	$27	$32	$18

EBITDA as a percent of net sales	15.5%	17.0%	8.9%

Other (income) expense, net, included above	$(4)	$(3)	$13
EBITDA before other (income) expense, net	$23	$29	$31

MEMO : Cash portion of restructuring charges	$15	$-	$-
MEMO : Income from discontinued operations, included above	$1	$-	$-

        NOTE ON EBITDA RECONCILIATION:  EBITDA is a non-GAAP financial measure that GTI currently calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI believes that EBITDA is generally accepted as providing useful information regarding a company’s ability to incur and service debt. GTI also believes that EBITDA provides useful information about the productivity and cash generation potential of its ongoing businesses. Management uses EBITDA as well as other financial measures in connection with its decision-making activities. EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows from continuing operations or other consolidated income or cash flow data prepared in accordance with GAAP. GTI’s method for calculating EBITDA may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA under its senior-secured bank credit facilities or its senior notes.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)

Net Debt Reconciliation

	Mar-03	Dec-03	Mar-04
Long-term debt	$742	$534	$702
Short-term debt	12	1	2

Total debt	$754	$535	$704
Less:
Fair value adjustments for hedge instruments	2	14	23
Unamortized bond premium	6	4	2
Cash and cash equivalents	9	34	66

Net debt	$737	$483	$613

NOTE ON NET DEBT RECONCILATION:  Net debt is a non-GAAP financial measure that GTI calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI excludes the unamortized bond premium from its sale of $150 million aggregate principal amount of additional senior notes in May 2002 at a price of 104.5% of principal amount. The premium received in excess of principal amount is amortized to reduce interest expense over the term of the senior notes. GTI also excludes the fair value adjustments for hedge instruments, which includes interest rate swaps that have been marked-to-market and realized gains or (losses) on interest rate swaps. Interest rate swaps that have been marked-to-market currently represent a liability of $5 million with an offsetting non-cash adjustment recorded as a component of long-term debt on the Consolidated Balance Sheet. Realized gains on interest rates swaps currently represent an increase to long-term debt on the Consolidated Balance Sheet of $28 million and will be amortized into the Consolidated Statement of Operations as a reduction to interest expense over the remaining life of the senior notes. GTI believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness. Management believes net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long term obligations calculated in accordance with GAAP. GTI’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior-secured bank credit facilities. GTI does not forecast the fair value adjustment for hedging instruments.